EXHIBIT 23(b)

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of Oppenheimer Holdings Inc. (formerly Fahnestock Viner Holdings Inc.) on Form S-8, to register 200,000 Class A non-voting shares filed on December 16, 2003, of our report dated June 26, 2003, on our audit of the financial statements and supplemental schedules of the Oppenheimer & Co. Inc. 401(k) Plan (formerly the Fahnestock & Co. Inc. 401(k) Plan) (the "Plan") as of and for the year ended December 31, 2002, which report was previously filed as an exhibit to the Plan’s Annual Report on Form 11-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
December 15, 2003